Exhibit 99

[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886

Investor contact: Thomas M. O’Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant Reports Results for First Quarter 2011
and Raises Full Year 2011 Revenue and EPS Guidance

WESTFORD, Mass., April 27, 2011 – Kadant Inc. (NYSE:KAI) reported revenues from continuing operations of $71.7 million in the first quarter of 2011, an increase of $10.6 million, or 17 percent, compared to $61.1 million in the first quarter of 2010. Revenues in the first quarter of 2011 included a $1.0 million, or 1 percent, increase from foreign currency translation compared to the first quarter of 2010. Operating income from continuing operations in the first quarter of 2011 was $8.3 million, or 11.6 percent of revenues, compared to $4.7 million, or 7.7 percent of revenues, in the first quarter of 2010. Operating income in the first quarter of 2010 included income of $0.3 million related to a gain on the sale of real estate. Net income from continuing operations in the first quarter of 2011 was $5.8 million, or $.47 per diluted share, compared to $3.6 million, or $.29 per diluted share, in the first quarter of 2010. Net income from continuing operations in the first quarter of 2010 included an after-tax gain on the sale of real estate of $0.2 million, or $.02 per diluted share.

“We’re off to an excellent start in 2011,” said Jonathan W. Painter, president and chief executive officer of Kadant. “Diluted EPS from continuing operations was $.47 in the first quarter of 2011 compared to our guidance of $.35 to $.37. The increase was due to record quarterly gross margins of 47.6 percent, with strong margin performances across all our product lines and territories.

“Revenues of $71.7 million in the first quarter of 2011 were within the range of our guidance and were up 17 percent compared to last year. Operating income from continuing operations was $8.3 million and, at 11.6 percent of revenues, reached the highest quarterly profitability level in almost eight years.  Operating cash flows were only slightly positive, as expected, and were significantly impacted by the build up in inventory as we began sourcing material for several large systems orders that are scheduled for delivery later in the year. Nevertheless, we ended the quarter with $57.6 million in cash and $17.6 million in total debt, for a net cash position of $40.0 million, an increase of $19.5 million compared to a year ago.

“We also had a solid quarter in bookings. Consolidated bookings were $84.3 million, up 20 percent over last year’s first quarter and, with a book-to-bill ratio of 1.2, resulted in a backlog at quarter end of over $109.3 million – one of our highest levels ever. We were particularly pleased with the performance in our fluid-handling business where bookings of $27.0 million reached their highest level in almost three years. In addition, bookings in our higher-margin parts and consumables business grew to $48.7 million for the quarter.

“Our strong backlog position, combined bookings of $184.1 million in the past two quarters, and increased gross margins, have all contributed to an improved outlook for the rest of the year. As such, we expect to achieve diluted EPS of $.54 to $.56 in the second quarter of 2011 on revenues of $78 to $80 million. For the full year, we expect diluted EPS of $2.15 to $2.25, revised from our previous guidance of $1.65 to $1.75, on revenues of $315 to $325 million, revised from our previous estimate of $300 to $310 million.”

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Conference Call

Kadant will hold a webcast with a slide presentation on Thursday, April 28, 2011, at 11 a.m. eastern time to discuss its first quarter performance, as well as future expectations. To view this webcast, go to www.kadant.com and click on the “Investors” tab. To listen to the webcast via teleconference, call 866-804-6926 within the U.S., or +1-857-350-1672 outside the U.S. and reference participant passcode 83375884. An archive of the webcast presentation will be available on our Web site until May 27, 2011.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including increases or decreases in revenues excluding the effect of foreign currency translation, adjusted operating income, earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA.

We present increases or decreases in revenues excluding the effect of foreign currency translation to provide investors insight into underlying revenue trends. In addition, we exclude from certain financial measures restructuring costs and gains on the sale of assets to give investors additional insight into our quarterly and annual operating performance, especially when compared to quarters in which such items had greater or lesser effect, or no effect. In addition, these items are excluded as they are either isolated or cannot be expected to occur again with any regularity or predictability and we believe are not indicative of our normal operating results.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results, or future outlook. We believe that the inclusion of such measures helps investors to gain a better understanding of our underlying operating performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes. We also believe this information is responsive to investors' requests and gives them an additional measure of our performance.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

Adjusted EBITDA and adjusted operating income exclude pre-tax gains of $0.3 million in the first quarter of 2010.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Financial Classification

Parts and consumables bookings are now being reported on a consolidated basis with the inclusion of amounts from our “other” category within the papermaking systems segment and fiber-based products.

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Financial Highlights (unaudited)
(In thousands, except per share amounts and percentages)

	Three Months Ended
Consolidated Statement of Income	April 2, 2011	April 3, 2010

Revenues	$71,680	$61,121

Costs and Operating Expenses:
Cost of revenues	37,587	34,246
Selling, general, and administrative expenses	24,473	21,124
Research and development expenses	1,312	1,372
Restructuring and other income (a)	-	(302)
	63,372	56,440

Operating Income	8,308	4,681
Interest Income	99	38
Interest Expense	(257)	(358)

Income from Continuing Operations Before Provision
for Income Taxes	8,150	4,361
Provision for Income Taxes	2,273	716

Income from Continuing Operations	5,877	3,645

Loss from Discontinued Operation, Net of Tax	(4)	(4)

Net Income	5,873	3,641

Net Income Attributable to Noncontrolling Interest	(82)	(30)

Net Income Attributable to Kadant	$5,791	$3,611

Amounts Attributable to Kadant:
Income from Continuing Operations	$5,795	$3,615
Loss from Discontinued Operation, Net of Tax	(4)	(4)
Net Income Attributable to Kadant	$5,791	$3,611

Basic and Diluted Earnings per Share from Continuing
Operations Attributable to Kadant	$.47	$.29

Basic and Diluted Earnings per Share Attributable to Kadant	$.47	$.29

Weighted Average Shares:
Basic	12,267	12,411

Diluted	12,408	12,492

				Increase
				Excluding Effect
	Three Months Ended			of Currency
Revenues by Product Line	April 2, 2011	April 3, 2010	Increase	Translation (b,c)

Stock-Preparation	$23,323	$17,755	$5,568	$5,380
Fluid-Handling	22,633	20,065	2,568	2,103
Doctoring	14,063	12,495	1,568	1,408
Water-Management	6,815	6,504	311	203
Other	700	650	50	12

Papermaking Systems Segment	67,534	57,469	10,065	9,106
Fiber-based Products	4,146	3,652	494	494

	$71,680	$61,121	$10,559	$9,600

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				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Sequential Revenues by Product Line	April 2, 2011	Jan. 1, 2011	(Decrease)	Translation (b,c)

Stock-Preparation	$23,323	$28,928	$(5,605)	$(5,599)
Fluid-Handling	22,633	21,570	1,063	706
Doctoring	14,063	13,812	251	148
Water-Management	6,815	6,584	231	175
Other	700	603	97	79

Papermaking Systems Segment	67,534	71,497	(3,963)	(4,491)
Fiber-based Products	4,146	1,759	2,387	2,387

	$71,680	$73,256	$(1,576)	$(2,104)

				Increase
				Excluding Effect
	Three Months Ended			of Currency
Revenues by Geography (d)	April 2, 2011	April 3, 2010	Increase	Translation (b,c)

North America	$35,140	$29,718	$5,422	$5,107
Europe	21,265	20,961	304	245
China	8,777	5,353	3,424	3,023
South America	1,583	1,091	492	387
Australia	769	346	423	344

Papermaking Systems Segment	$67,534	$57,469	$10,065	$9,106

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Sequential Revenues by Geography (d)	April 2, 2011	Jan. 1, 2011	(Decrease)	Translation (b,c)

North America	$35,140	$33,392	$1,748	$1,594
Europe	21,265	22,998	(1,733)	(1,736)
China	8,777	12,339	(3,562)	(3,814)
South America	1,583	2,317	(734)	(839)
Australia	769	451	318	304

Papermaking Systems Segment	$67,534	$71,497	$(3,963)	$(4,491)

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	Three Months Ended
Business Segment Information	April 2, 2011	April 3, 2010

Revenues:
Papermaking Systems	$67,534	$57,469
Fiber-based Products	4,146	3,652

	$71,680	$61,121

Gross Profit Margin:
Papermaking Systems	47.4%	43.5%
Fiber-based Products	50.8%	50.7%

	47.6%	44.0%

Operating Income:
Papermaking Systems	$10,697	$6,304
Corporate and Fiber-based Products	(2,389)	(1,623)

	$8,308	$4,681

Adjusted Operating Income (c,e):
Papermaking Systems	$10,697	$6,002
Corporate and Fiber-based Products	(2,389)	(1,623)

	$8,308	$4,379

Bookings from Continuing Operations:
Papermaking Systems	$80,268	$66,968
Fiber-based Products	4,031	3,219

	$84,299	$70,187

Capital Expenditures from Continuing Operations:
Papermaking Systems	$1,164	$526
Corporate and Fiber-based Products	-	13

	$1,164	$539

	Three Months Ended
Cash Flow and Other Data from Continuing Operations	April 2, 2011	April 3, 2010

Cash Provided by (Used In) Operations	$367	$(555)
Depreciation and Amortization Expense	1,865	1,658

Balance Sheet Data	April 2, 2011	Jan. 1, 2011

Assets
Cash and Cash Equivalents	$54,963	$61,805
Restricted Cash	2,687	-
Accounts Receivable, net	52,261	49,897
Inventories	51,517	41,628
Unbilled Contract Costs and Fees	1,538	875
Other Current Assets	11,961	9,402
Property, Plant and Equipment, net	37,469	36,911
Intangible Assets	26,502	26,793
Goodwill	100,608	97,988
Other Assets	10,002	11,473

	$349,508	$336,772
Liabilities and Shareholders' Investment
Accounts Payable	$26,054	$23,756
Short- and Long-term Debt	17,625	22,750
Other Liabilities	86,655	82,965

Total Liabilities	$130,334	$129,471
Shareholders' Investment	$219,174	$207,301

	$349,508	$336,772

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	Three Months Ended
Adjusted Operating Income and Adjusted EBITDA Reconciliation	April 2, 2011	April 3, 2010

Consolidated
Net Income Attributable to Kadant	$5,791	$3,611
Net Income Attributable to Noncontrolling Interest	82	30
Loss from Discontinued Operation, Net of Tax	4	4
Provision for Income Taxes	2,273	716
Interest Expense, net	158	320
Restructuring and other income (a)	-	(302)

Adjusted Operating Income (c)	8,308	4,379
Depreciation and Amortization	1,865	1,658

Adjusted EBITDA (c)	$10,173	$6,037

Papermaking Systems
Operating Income	$10,697	$6,304
Restructuring and other income (a)	-	(302)

Adjusted Operating Income (c)	$10,697	$6,002
Depreciation and Amortization	1,744	1,541

Adjusted EBITDA (c)	$12,441	$7,543

Corporate and Fiber-based Products
Operating Loss	$(2,389)	$(1,623)
Depreciation and Amortization	121	117

EBITDA (c)	$(2,268)	$(1,506)

(a)	Represents restructuring income of $17 and a gain on the sale of real estate of $285 in the three-month period ended April 3, 2010.

(b)
Represents the increase (decrease) resulting from the conversion of current period amounts reported in local currencies into U.S. dollars at the exchange rate of the prior period compared to the U.S. dollar amount reported in the current period.

(c)	Represents a non-GAAP financial measure.

(d)
Geographic revenues data is attributed to regions based on selling locations. For North America and China, this also approximates revenues based on where the equipment is shipped to and installed. Our European geographic data, however, includes revenues shipped to and installed outside of Europe, including South America, Africa, the Middle East, and certain countries in Asia (excluding China).

(e)	See reconciliation to the most directly comparable GAAP financial measure under Adjusted Operating Income and Adjusted EBITDA Reconciliation.

About Kadant

Kadant is a leading supplier to the global pulp and paper industry. Our stock-preparation, fluid-handling, doctoring, and water-management equipment and systems are designed to increase efficiency and improve quality in pulp and paper production. Many of our products, particularly in our fluid-handling product line, are also used to optimize production in other process industries. In addition, we produce granules from papermaking byproducts for agricultural and lawn and garden applications. Kadant is based in Westford, Massachusetts, with revenues of $270 million in 2010 and 1,600 employees in 16 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our expected future financial and operating performance and demand for our products. Important factors that could cause actual results to differ materially from those indicated by such statements are set forth under the heading “Risk Factors” in Kadant’s annual report on Form 10-K for the period ended January 1, 2011. These include risks and uncertainties relating to our dependence on the pulp and paper industry; significance of sales and operation of manufacturing facilities in China; our ability to expand capacity in China to meet demand; commodity and component price increases or shortages; international sales and operations; competition; soundness of suppliers and customers; our effective tax rate; future restructurings; soundness of financial institutions; our debt obligations; restrictions in our credit agreement; litigation and warranty costs related to our discontinued operation; our acquisition strategy; protection of patents and proprietary rights; fluctuations in our share price; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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